Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2009 Results

Earnings Improvement Demonstrates Strategic Progress

Richmond, VA (January 28, 2010)—Genworth Financial, Inc. (NYSE: GNW) today reported results for the fourth quarter of 2009. Net income1, before provision for noncontrolling interests, was $75 million, or $0.15 per diluted share, compared with a net loss of $321 million, or $0.74 per diluted share, in the fourth quarter of 2008. Net operating income2, before provision for noncontrolling interests, for the fourth quarter of 2009 was $128 million, or $0.26 per diluted share, compared to a net operating loss of $207 million, or $0.48 per diluted share, in the fourth quarter of 2008.

Reflecting the company’s reduction in ownership of Genworth MI Canada in the third quarter of 2009 from 100 percent to 57.5 percent in connection with an initial public offering (IPO) transaction, Genworth’s net income available to Genworth’s common stockholders was $40 million, or $0.08 per diluted share, in the fourth quarter of 2009. On this same basis, net operating income available to Genworth’s common stockholders for the fourth quarter of 2009 was $94 million, or $0.19 per diluted share.

[1]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, net operating income, net operating income per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, net operating income available to Genworth’s common stockholders, net operating income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.

[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

	Three months ended December 31 (Unaudited)
	2009		2008
	Total	Per diluted share	Total	Per diluted share
(Amounts in millions, except per share)

Net income (loss)	$75	$0.15	$(321)	$(0.74)
Less: net income attributable to noncontrolling interests	35	0.07	N/A [3]	N/A

Net income (loss) available to Genworth’s common stockholders	$40	$0.08	$(321)	$(0.74)

Net operating income (loss)	$128	$0.26	$(207)	$(0.48)
Less: net operating income attributable to noncontrolling interests	34	0.07	N/A	N/A

Net operating income (loss) available to Genworth’s common stockholders	$94	$0.19	$(207)	$(0.48)

Weighted average diluted shares	492.2		433.1

Genworth’s results in the quarter included net operating income of $129 million from the Retirement and Protection segment and $101 million from the International segment. This was partially offset by lower net operating losses of $74 million in the U.S. Mortgage Insurance (U.S. MI) segment and a loss of $62 million in Corporate and Other. The impact of foreign exchange on net operating income in the fourth quarter of 2009 was a favorable $21 million.

Net investment losses, net of tax and other adjustments, decreased to $54 million from $89 million in the fourth quarter of 2008, and decreased on a sequential basis from $62 million in the third quarter. Net unrealized investment losses, net of tax and other adjustments, declined to $1.4 billion from $4.0 billion in the prior year quarter. Book value per share

[3]	N/A—Not Applicable in the prior period.

decreased one percent sequentially to $25.12 per share from $25.42 per share as of September 30, 2009 reflecting fluctuations in valuations for risk management related hedges. Book value per share, excluding accumulated other comprehensive income (loss), increased sequentially to $25.46 per share from $25.37 per share as of September 30, 2009.

“Genworth’s results in the quarter demonstrate sound overall earnings improvement and execution of our strategy,” said Michael D. Fraizer, chairman and chief executive officer. “Active loss mitigation, numerous repricing actions and cash reinvestment all contributed to earnings improvement. In addition, new product introductions, broadened distribution relationships and targeted service enhancements will continue to support new business growth in 2010.”

Fourth Quarter Highlights

New Business Growth

•

Retirement and Protection demonstrated sequential quarter sales growth with a 10 percent increase in life insurance and a seven percent increase in the individual long term care (LTC) insurance lines. In addition, wealth management net flows increased to $605 million, the third consecutive quarterly increase, bringing assets under management (AUM) to $18.9 billion.

•	Canada new insurance written (NIW) increased approximately five percent[4] sequentially as targeted service strategies resulted in increased sales with certain lenders.

•	Australia NIW remained sound with stable account penetration in view of reduced government first-time homebuyer program benefits, which slowed mortgage originations.

•	U.S. MI flow NIW increased 20 percent sequentially reflecting increased sales through certain regional lenders.

[4]	Percentage change excludes the impact of foreign exchange.

Earnings Power & Risk Positions

•

The company made progress in its strategy to reinvest $2.5 billion to $3.5 billion of excess cash, investing $1.5 billion of the targeted excess in the quarter. In total, cash reinvestment strategies over the past few months contributed $11 million in incremental investment earnings, primarily in the Retirement & Protection segment. The company remains on track to complete reinvestment of targeted excess cash by mid-2010.

•

Loss ratios improved for the second sequential quarter in U.S. MI, Canada mortgage insurance, and lifestyle protection, reflecting ongoing loss mitigation benefits and improving economic conditions in several markets.

•

U.S. MI achieved four consecutive quarters of increased loss mitigation savings and decreased losses. Loss mitigation activities resulted in $290 million of savings in the quarter, bringing total 2009 savings to $847 million. This included approximately $35 million in savings for approximately 2,000 delinquent loans that were modified through the U.S. Department of the Treasury’s Home Affordable Modification Program (HAMP). In addition, subsequent to year end, the company executed an agreement effective January 1, 2010 resulting in the cancellation of an estimated $230 million of government sponsored enterprise (GSE) Alt-A bulk risk in force (RIF) which will bring remaining GSE Alt-A RIF to approximately $65 million as of the first quarter of 2010.

•

Investment performance improved in the quarter with year-over-year declines in realized and unrealized losses. Portfolio repositioning to decrease targeted risks continued, with over $750 million of positions sold during the quarter which, coupled with improved credit market conditions, contributed to lower impairments. In addition, net unrealized investment losses, net of tax and other adjustments, decreased to $1.4 billion from $4.0 billion in the prior year.

Capital Management & Flexibility

•

Consolidated U.S. life companies ended the fourth quarter of 2009 with an estimated risk based capital (RBC) ratio of approximately 365 percent[5], exceeding the company’s year-end target of 350 percent. In January, the holding company contributed $200 million of capital to the U.S. life insurance companies, in support of growth opportunities in life and LTC insurance, which will further strengthen the life companies’ capital base and result in 2009 year-end statutory RBC increasing to an estimated 390 percent[5].

[5]	Company estimate for the fourth quarter of 2009, due to the timing of the filing of statutory statements.

•

The risk to capital ratio in the U.S. mortgage insurance companies improved to 14.6:1[5] from 15.1:1 in the third quarter primarily reflecting the impact of new federal legislation allowing for expanded tax loss carry backs.

•	Regulatory capital ratios in Canada, Australia and lifestyle protection remain strong and well in excess of regulatory required levels.

•

Holding company cash totaled $1.3 billion[6]. On December 8, 2009, Genworth completed a public debt offering with net proceeds of $298 million. In addition, Genworth repurchased $91 million of preferred stock and senior notes maturing in the 2011 and 2012 time frame.

Segment Results

Net operating income (loss) presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The percentage changes including the impact of foreign exchange are included in a table at the end of this press release.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

In December 2009, Genworth began reporting the institutional and corporate owned life insurance (COLI) products in Corporate and Other activities, as they were deemed non-strategic. These were previously included in the Retirement and Protection segment, with the COLI product reported as part of the LTC business. All prior period amounts have been re-presented.

[6]	As of December 31, 2009. Does not reflect the reduction of $200 million of capital contributed to the U.S. life insurance companies in January 2010.

Retirement and Protection

Retirement and Protection Net Operating Income (Loss) (in millions)	Q4 09	Q4 08
Life Insurance	$43	$49
Long Term Care	49	54
Wealth Management	7	8
Retirement Income
Fee-Based	18	(109)
Spread-Based	12	(201)

Total Retirement and Protection	$129	$(199)

Sales (in millions)	Q4 09	Q4 08
Life Insurance	$55	$63
Long Term Care	63	64
Wealth Management
Gross Flows	1,497	977
Net Flows	605	(470)
Retirement Income
Fee-Based	204	311
Spread-Based	104	588

Assets Under Management[7] (in millions)	Q4 09	Q4 08
Wealth Management	$18,865	$15,447
Retirement Income Fee-Based	8,257	7,256
Retirement Income Spread-Based	19,199	20,059

Total Assets Under Management	$46,321	$42,762

[7]	Assets under management represent account values, net of reinsurance, and managed third-party assets.

Retirement and Protection earned $129 million compared with a loss of $199 million a year ago as the prior year quarter included a $238 million goodwill write-off. After adjusting for a $16 million favorable universal life deferred acquisition costs (DAC) unlocking in the third quarter, sequential quarter earnings grew, primarily from growth in investment income, including a $15 million improvement in investment income from limited partnership (LP) investments and $9 million from the reinvestment of excess cash. Consolidated U.S. life insurance companies ended the quarter with an estimated RBC ratio of approximately 365 percent5. In January, the holding company contributed $200 million of capital to the U.S. life insurance companies in support of growth opportunities in life and LTC insurance, which will further strengthen the life companies’ capital base and result in 2009 year-end statutory RBC increasing to an estimated 390 percent5.

Life insurance earnings decreased to $43 million from $49 million primarily from lower investment income associated with holding higher cash balances. On a sequential basis, earnings in the fourth quarter decreased as earnings in the third quarter were elevated as a result of a $16 million favorable universal life DAC unlocking, highly favorable term life mortality and certain federal tax benefits. Life insurance sales increased 10 percent sequentially, with good distributor adoption of the new suite of life insurance products which have more capital efficient designs and provide higher returns. Total life sales decreased 13 percent from the prior year primarily reflecting an overall industry decline in universal life sales.

LTC earnings declined $5 million to $49 million, as profit emergence from favorable new block business growth and higher premiums from the rate increase on old block policies was more than offset by higher claims in the Medicare Supplement line and lower current quarter terminations in the old LTC block. Individual LTC sales decreased $3 million year-over-year, primarily reflecting an overall industry decline in LTC new business. Sales on a sequential quarter basis increased $2 million through improvements in sales through brokerage general agencies and financial institutions.

Wealth management earnings decreased from $8 million to $7 million as increased revenue from higher AUM was offset by expenses related to investments for future growth. Net flows were positive for the third consecutive quarter improving to $605 million compared with $468 million in the third quarter. Net flows, combined with favorable market performance, resulted in a $0.9 billion sequential increase in AUM.

Retirement income fee-based earnings increased to $18 million from a $109 million loss in the prior year. Results in the prior year included a $53 million write-off of goodwill and a significant acceleration in DAC amortization associated with equity market declines. Total variable annuity sales decreased six percent sequentially to $204 million.

The retirement income spread-based business had net operating income of $12 million compared to a loss of $201 million in the prior year. Earnings in the prior year included a $185 million goodwill write-off and acceleration in DAC amortization. Total spread-based AUM remained relatively flat sequentially ending at $19.2 billion reflecting the company’s targeted annuity strategy.

International

International Net Operating Income (Loss) (in millions)	Q4 09	Q4 08
Mortgage Insurance
Canada:
Net operating income	$71	$67
Less: net operating income attributable to noncontrolling interests	34	N/A
Net operating income available to Genworth’s common stockholders	37	67
Australia	45	40
Other International	(4)	(8)
Lifestyle Protection	23	25

Total International	$101	$124

International Sales (in billions)	Q4 09	Q4 08
Mortgage Insurance (MI)
Flow
Canada	$4.7	$4.8
Australia	8.7	6.6
Other International	0.9	1.5
Bulk
Canada	0.3	1.8
Australia	—	0.3
Other International	—	—

Total International MI	$14.6	$15.0

Lifestyle Protection	$0.5	$0.5

International earnings decreased 11 percent8 from the prior year while demonstrating sound performance in a difficult economic environment. On a sequential basis, earnings increased four percent8 reflecting stable performance in Canada and Australia mortgage insurance and improved results in lifestyle protection and other international.

In Canada, home prices improved as a result of government stimulus programs that began in late 2008 to lower interest rates which enhanced housing affordability and increased home sales. Sequentially, the unemployment rate in Canada remained relatively flat.

Total Canadian operating earnings decreased nine percent8 from the prior year primarily from increased losses associated with normal seasoning of the 2007 and 2008 books during a challenging economic period. On a sequential basis, the loss ratio declined from 41 percent in the third quarter to 39 percent in the fourth quarter.

[8]	Including the noncontrolling interests in Canada mortgage insurance and the associated $4 million favorable impact from foreign exchange as compared to the prior year quarter.

Flow NIW in Canada declined 15 percent from the prior year quarter primarily associated with tightened underwriting, economic conditions and weaker consumer confidence. Canada NIW increased approximately five percent sequentially as targeted service strategies resulted in increased sales with lenders.

The regulatory capital ratio in Canada increased sequentially to 149 percent5 from 147 percent, well in excess of the company’s targeted 135 percent. At the end of 2009, Canada mortgage insurance had approximately $175 million of capital in excess of regulatory requirements. GAAP book value for the Canada MI business was $2.5 billion at quarter end, of which $1.4 billion represented Genworth’s 57.5 percent ownership interest.

In Australia, a sequential lift in reported national home prices is estimated for the quarter, continuing the favorable trends the company has observed since the beginning of the year. The unemployment rate in Australia also continued to improve and ended the quarter at 5.5 percent, down from 5.7 percent at the end of the third quarter.

Australia earnings decreased 20 percent primarily from lower premiums associated with a smaller earnings curve adjustment and reduced tax benefits compared with the prior year. On a sequential basis, the loss ratio was stable. Flow NIW in Australia was down three percent from the prior year and 11 percent sequentially. This reflects stable account penetration in view of reduced government first-time homebuyer program benefits, which slowed mortgage originations, while maintaining strong lender sales penetration.

The regulatory capital ratio in Australia increased sequentially to 131 percent5, in excess of the minimum capital requirement of 120 percent. GAAP book value for Australia mortgage insurance at the end of the quarter was $1.5 billion.

Other international mortgage insurance had a $4 million net operating loss compared to an $8 million loss a year ago. In Europe, loss mitigation actions continued to lower RIF, which declined by approximately $1.1 billion to $4.7 billion from the prior year, with the largest reduction occurring in Spain where RIF was reduced by approximately $900 million from $1.4 billion a year ago to about $500 million at year end.

Lifestyle protection earnings decreased to $23 million versus the prior year primarily from increased claims associated with unemployment related policies in Europe, partially offset by higher earnings from repricing actions. New claim registrations for unemployment related policies in Europe peaked in March 2009, and have subsequently trended downward. Accordingly, earnings increased sequentially from $18 million to $23 million reflecting lower losses, lower taxes and the impact of repricing, offset partially by the impact of lower sales volumes. Significant price or distribution contract changes have been made for both new and eligible in force policies, with the majority of these planned actions completed by year end. These actions will benefit earnings going forward and will mitigate the pressure from continued high unemployment on claims duration as well as an expected decline in new structured transactions.

Lifestyle protection sales decreased 10 percent as a result of the stressed economic environment in Europe and continued lower consumer lending along with selective risk management actions. Initiatives to expand lifestyle protection lender distribution relationships have been successful, with over 85 new distribution agreements completed in 2009 with new and existing clients.

In lifestyle protection, the regulatory capital ratio ended the quarter at 220 percent5, more than twice the regulatory requirement.

U.S. Mortgage Insurance

U.S. Mortgage Insurance (in millions)	Q4 09	Q4 08
Net Operating Loss	$(74)	$(114)

Primary Sales (in billions)	Q4 09	Q4 08
Flow	$1.8	$3.2
Bulk	0.4	0.2

Total Primary Sales	$2.2	$3.4

U.S. MI had a $74 million net operating loss, an improvement from a $114 million loss during the prior year quarter and from a $116 million loss in the third quarter of 2009 as loss mitigation benefits continued to increase and losses declined.

Total losses decreased sequentially from $346 million in the third quarter to $272 million in the fourth quarter from lower bulk losses. Gross bulk losses decreased sequentially from $176 million to $36 million as third quarter results had reflected a settlement charge of $95 million pre-tax. Approximately two thirds of the current quarter losses were related to GSE Alt-A business. Subsequent to year end, the company executed an agreement effective January 1, 2010 resulting in the cancellation of approximately 80 percent of the GSE Alt-A bulk RIF. The agreement resulted in a total claim payment of approximately $182 million in January which was already fully reserved. This will reduce the GSE Alt-A bulk RIF from $295 million to approximately $65 million in the first quarter.

Gross flow losses increased to $274 million from $219 million sequentially as third quarter loss experience reflected favorability relating to significant reserving impacts from increased loss mitigation activity earlier in the year. On a net basis, adjusting for reinsurance benefits, losses increased to $234 million from $170 million in the third quarter.

Flow delinquencies grew at a slower rate than the previous quarter showing lower levels of seasonal increase. Flow delinquencies totaled approximately 107,500, up from approximately 100,200 and 87,600 in the third and second quarters of 2009, respectively, reflecting seasonal increases and a decline in cured delinquencies. The flow average reserve per delinquency decreased sequentially to $18,900 from $20,000 from two factors. First, the mix of delinquencies shifted from a concentration in higher loan balance states and alternative products to a more national distribution of delinquencies across traditional loan product driven by rising unemployment. Second, continuing loss mitigation activities contributed to the decline in average reserve per delinquency.

Loss mitigation activities, including workouts, presales and policy rescissions, net of reinstatements, resulted in $290 million of savings in the quarter, bringing total 2009 savings to $847 million. This included approximately $35 million in savings from delinquent loans that were modified through HAMP. Based upon reporting from the GSEs and certain servicers, Genworth estimates that there are approximately 22,200 delinquent loans that are currently pending within HAMP, nearly double the number at the end of the third quarter 2009. Benefits from loss mitigation in 2010 in total are expected to be at or above 2009, with the benefits mix shifting from rescissions to loan modifications.

Flow NIW increased sequentially by $300 million as the changes to underwriting guidelines in the third quarter of 2009 broadened the addressable market in which the company participates resulting in increased market share, which is estimated to have grown from nine percent to 14 percent sequentially.

The risk to capital ratio improved on a sequential basis to 14.6:15 from 15.1:1 in the third quarter driven primarily by a $108 million benefit from the impact of new federal legislation allowing for expanded use of tax losses.

Corporate and Other

Corporate and Other (in millions)	Q4 09	Q4 08
Net Operating Loss	$(62)	$(18)

Corporate and other operating loss increased to $62 million primarily from higher income associated with repurchases of debt and funding agreements backing notes in the prior year quarter.

Investments

Net income in the quarter included net investment losses of $54 million, net of tax and other adjustments, including $74 million of net other-than-temporary impairments, $31 million of net realized gains from asset sales, $26 million of losses related to the sale of LPs and $6 million of gains on derivatives used for risk management purposes.

Credit related impairments totaled $74 million and were primarily comprised of

•	$47 million from sub-prime and Alt-A residential mortgage-backed securities (RMBS),

•	$12 million from other structured securities, with $10 million related to prime RMBS,

•	$10 million from other corporate securities, including hybrids and

•	$5 million from commercial mortgage loans.

Net unrealized investment losses were $1.4 billion, net of tax and other items, as of December 31, 2009, declining from $4.0 billion in the prior year quarter. The fixed maturity securities portfolio had gross unrealized investment losses of $3.5 billion compared to $7.9 billion as of December 31, 2008 and gross unrealized investment gains of $1.3 billion compared to $0.9 billion as of December 31, 2008.

Stockholders’ Equity

Stockholders’ equity as of December 31, 2009 increased to $12.3 billion, or $25.12 per share, compared with $8.9 billion, or $20.60 per share, as of December 31, 2008. Stockholders’ equity, excluding accumulated other comprehensive income (loss), as of December 31, 2009 increased to $12.4 billion, or $25.46 per share, compared with $12.0 billion, or $27.67 per share, as of December 31, 2008.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading Fortune 500 global financial security company. Genworth has more than $100 billion in assets and employs approximately 6,000 people with a presence in more than 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of more than 15 million customers. Genworth operates through three segments: Retirement & Protection, U.S. Mortgage Insurance and International. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit Genworth.com. From time to time Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of Genworth.com.

Conference Call and Financial Supplement Information

This press release and the fourth quarter 2009 financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on January 29, 2010 at 9 a.m. (ET) to discuss the quarter’s results. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s January 29 conference call is 877 741.4244 or 719 325.4896 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); passcode 6613249. The replay will be available through February 12, 2010.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that net operating income (loss), and measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) is not a substitute for GAAP net income (loss). In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) during the periods presented in this press release. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) for the three and twelve months ended December 31, 2009 and 2008.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance. Management regularly monitors and reports the sales metric as a measure of volume of new and renewal business generated in a period. “Sales” refer to (1) annualized first-year premiums for term life insurance, long term care insurance and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable products; (3) gross and net flows, which represent gross flows less redemptions, for the wealth management business; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where we earn a fee for administrative services only business, for lifestyle protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums, net of cancellations, for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than measures of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in force for the life insurance, international and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its wealth management business, insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date, rather than measures of the company’s revenues or profitability during that period.

This press release also includes a metric related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales and other loan workouts and claim mitigation actions. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this metric helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including adverse capital and credit market conditions, downturns and volatility in equity and credit markets, downgrades in the company’s financial strength or credit ratings, the impact of the U.S. government’s plan to purchase illiquid mortgage-backed and other securities, the company’s ability to access the U.S. government’s financial support programs, interest rate fluctuations, the valuation of fixed maturity, equity and trading securities, defaults, downgrades or impairments of fixed maturity securities portfolio, goodwill impairments, the soundness of other financial institutions, the inability to access the company’s credit facilities, declines in risk based capital, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, intense competition, availability and adequacy of reinsurance, defaults by counterparties, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems and the occurrence of natural or man-made disasters or a pandemic;

•

Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in force long term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements and the failure of demand for long term care insurance to increase as expected;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance default rates or severity of defaults, decreases in the volume of high loan to value international mortgage originations, increased competition with government owned and government sponsored enterprises offering mortgage insurance and changes in regulations;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including the company’s review of strategic alternatives for the segment, increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions or a decline in home price appreciation, the effect of the conservatorship of Fannie Mae and Freddie Mac on mortgage originations, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, increases in the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, increased competition with government owned and government sponsored enterprises offering mortgage insurance, changes in regulations, legal actions under the Real Estate Settlement Practices Act of 1974, potential liabilities in connection with the company’s U.S. contract underwriting services, the extent to which the company may continue to realize benefits from rescissions and the extent to which loan modifications and other similar programs may provide benefits to Genworth;

•

Other risks, including the possibility that in certain circumstances we will be obligated to make payments to General Electric Company (GE) under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuation.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248 alicia.charity@genworth.com

Media:	Al Orendorff, 804 662.2534
alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Revenues:
Premiums	$1,523	$1,616	$6,019	$6,777
Net investment income	782	857	3,033	3,730
Net investment gains (losses)	(96)	(149)	(1,041)	(1,709)
Insurance and investment product fees and other	252	305	1,058	1,150

Total revenues	2,461	2,629	9,069	9,948

Benefits and expenses:
Benefits and other changes in policy reserves	1,368	1,522	5,818	5,806
Interest credited	221	309	984	1,293
Acquisition and operating expenses, net of deferrals	503	566	1,884	2,160
Amortization of deferred acquisition costs and intangibles	180	298	782	884
Goodwill impairment	—	243	—	277
Interest expense	87	123	393	470

Total benefits and expenses	2,359	3,061	9,861	10,890

Income (loss) before income taxes	102	(432)	(792)	(942)
Provision (benefit) for income taxes	27	(111)	(393)	(370)

Net income (loss)	75	(321)	(399)	(572)
Less: net income attributable to noncontrolling interests	35	—	61	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$40	$(321)	$(460)	$(572)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.08	$(0.74)	$(1.02)	$(1.32)

Diluted	$0.08	$(0.74)	$(1.02)	$(1.32)

Weighted-average common shares outstanding:
Basic	488.6	433.1	451.1	433.2

Diluted	492.2	433.1	451.1	433.2

Reconciliation of Net Operating Income (Loss) to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Net operating income (loss):
Retirement and Protection segment	$129	$(199)	$424	$227
International segment	101	124	385	633
U.S. Mortgage Insurance segment	(74)	(114)	(459)	(330)
Corporate and Other	(62)	(18)	(152)	(61)

Net operating income (loss)	94	(207)	198	469
Adjustments to net operating income (loss):
Net investment gains (losses), net of taxes and other adjustments	(54)	(89)	(658)	(1,016)
Expenses related to reorganization, net of taxes	—	(25)	—	(25)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	40	(321)	(460)	(572)
Add: net income attributable to noncontrolling interests	35	—	61	—

Net income (loss)	$75	$(321)	$(399)	$(572)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.08	$(0.74)	$(1.02)	$(1.32)

Diluted	$0.08	$(0.74)	$(1.02)	$(1.32)

Net operating income (loss) per common share:
Basic	$0.19	$(0.48)	$0.44	$1.08

Diluted	$0.19	$(0.48)	$0.44	$1.08

Weighted-average common shares outstanding:
Basic	488.6	433.1	451.1	433.2

Diluted	492.2	433.1	451.1	433.2

Condensed Consolidated Balance Sheets

(Amounts in millions)

	December 31, 2009	December 31, 2008
Assets
Cash, cash equivalents and invested assets	$69,208	$68,676
Deferred acquisition costs	7,341	7,786
Intangible assets	934	1,147
Goodwill	1,324	1,316
Reinsurance recoverable	17,332	17,212
Deferred tax and other assets	1,046	2,037
Separate account assets	11,002	9,215

Total assets	$108,187	$107,389

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$29,469	$28,533
Policyholder account balances	28,470	34,702
Liability for policy and contract claims	6,567	5,322
Unearned premiums	4,714	4,734
Deferred tax and other liabilities	6,601	7,108
Non-recourse funding obligations	3,443	3,455
Short-term borrowings	930	1,133
Long-term borrowings	3,641	4,261
Separate account liabilities	11,002	9,215

Total liabilities	94,837	98,463

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,034	11,477
Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	(1,151)	(4,038)
Net unrealized gains (losses) on other-than-temporarily impaired securities	(247)	—

Net unrealized investment gains (losses)	(1,398)	(4,038)

Derivatives qualifying as hedges	802	1,161
Foreign currency translation and other adjustments	432	(185)

Total accumulated other comprehensive income (loss)	(164)	(3,062)
Retained earnings	3,105	3,210
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	12,276	8,926
Noncontrolling interests	1,074	—

Total stockholders’ equity	13,350	8,926

Total liabilities and stockholders’ equity	$108,187	$107,389

Impact of Foreign Exchange on Operating Results9

Three months ended December 31, 2009

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[10]
International Segment:
Total International operating income[8]	9%	(11)%
Total International operating income[8] (4Q09 vs. 3Q09)	12%	4%

Canada Mortgage Insurance (MI):
Total Canada MI operating income[8]	6%	(9)%
Flow new insurance written	(2)%	(15)%
New insurance written (4Q09 vs. 3Q09)	9%	5%

Australia MI:
Net operating income	13%	(20)%
Flow new insurance written	32%	(3)%
Flow new insurance written (4Q09 vs. 3Q09)	(2)%	(11)%

Lifestyle Protection:
Sales	—%	(10)%

[9]	All percentages are comparing the fourth quarter of 2009 to the fourth quarter of 2008 unless otherwise stated.
[10]	The impact of foreign exchange was adjusted using the comparable prior period exchange rates.